Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES THE APPOINTMENT OF CHERYLYN HARLEY LEBON TO AND THE RESIGNATION OF LARRY S. HUGHES FROM ITS BOARD OF DIRECTORS

TORONTO, ONTARIO, JULY 29, 2024 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that, on July 23, 2024, its Board of Directors (the “Board”), upon the recommendation of its Nominating and Corporate Governance Committee, appointed Cherylyn Harley LeBon to the Board and its Compensation Committee effective August 1, 2024. Ms. LeBon will fill the vacancy on the Board created by the resignation of Larry S. Hughes discussed below.

“We are very pleased to welcome Cherylyn to our Board,” said Mr. Mittelstaedt. “Cherylyn is an accomplished attorney and independent director with significant experience providing strategic counsel, corporate governance expertise, and business strategy to corporations, start-ups, and C-suite executives. Cherylyn also brings a wealth of governmental and international relations experience to the Board. Cherylyn will be an excellent addition to our Board.”

Ms. LeBon, 58, has served since 2023 as a partner with Womble Bond Dickinson (US) LLP, a law firm based in Washington, D.C, in the corporate and government contracts practice. Prior to joining the firm, Ms. LeBon served for three years as a partner with Dunlap, Bennett, and Ludwig, PLLC, a law firm based in Washington, D.C., and for ten years prior to that as president and CEO of KLAR Strategies, a business strategy firm that she founded. Ms. LeBon has extensive experience in senior executive roles with the U.S. Small Business Administration, the Department of Veterans Affairs, and as counsel with the U.S. Senate Judiciary Committee and the U.S. House of Representatives. Ms. LeBon spent several years working in the U.K. and Germany, including serving as an international transaction specialist for Mannesmann Corporation, and she brings experience in international business and government relations. Ms. LeBon serves on the Boards of Directors of Copart, Inc., Visit Fairfax, and the Capital Business Development Association. Ms. LeBon holds a B.A. degree in History from Canisius College and a J.D. degree from University of Wisconsin-Madison.

The Company also announced that Larry S. Hughes has resigned from the Board effective August 1, 2024. Mr. Hughes’ departure as a director is not due to any disagreement with the Company.

“We want to thank Larry for his decade of service on our Board and wish him luck in his future endeavors,” said Ronald J. Mittelstaedt, President and Chief Executive Officer. “Larry’s experience as an attorney and in C-suite level leadership and board of director roles for public companies have been invaluable to the Company.”

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

CONTACTS:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com